SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ________________

                                  FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ________________

                             A. Schulman, Inc.
           (Exact name of registrant as specified in its charter)

                Delaware                         34-0514850
         (State of incorporation              (I.R.S. employer
            or organization)                identification no.)

                          3550 West Market Street
                                Akron, Ohio

                  (Address of principal executive offices)

                                   44333
                                 (zip code)
                              ________________

     Securities to be registered pursuant to Section 12(b) of the Act:

                    None.

     Securities to be registered pursuant to Section 12(g) of the Act:

                        Special Stock Purchase Rights
                              (title of class)


          ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                    On January 11, 1996, the Board of Directors of A. Schulman, Inc. (the "Company") adopted a Stockholder Rights Plan, providing that one Right shall be attached to each share of common stock, par value $1.00 per share, of the Company (the "Common Stock"), as set forth below. The Rights will be issued on January 25, 1996 to stockholders of record on such date and will entitle the registered holder to purchase from the Company a unit (a "Unit") consisting of one one-thousandth of a share of Series A Junior Participat-ing Special Stock, no par value (the "Special Stock"), at a purchase price of $85.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement"), dated as of January 12, 1996, between the Company and Society National Bank, as Rights Agent (the "Rights Agent").

                    Initially, the Rights will be attached to all Common Stock certificates representing shares of Common Stock then outstanding, and no separate Rights certificate will be distributed. The Rights will separate from the Common Stock upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has ac-quired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Com-mon Stock (the "Stock Acquisition Date") or (ii) 10 busi-ness days following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated or associated persons beneficially owning 15% or more of such outstanding shares of Common Stock (the earlier of (i) and (ii), the "Distribution Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will only be transferra-ble with such Common Stock certificates, (ii) new Common Stock certificates will contain a legend incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

                    The Rights will not be exercisable prior to the Distribution Date and will expire at the close of business on January 25, 2006 unless earlier redeemed by the Company as described below. At no time will the Rights have any voting power.

                    As soon as practicable after the Distribution Date, separate Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise may be determined by the Board of Directors, Rights will only attach to shares of Common Stock issued and outstanding prior to the Distribu-tion Date.

                    In the event that an Acquiring Person becomes the beneficial owner of 15% or more of the then outstand-ing shares of Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise, Com-mon Stock (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price times the number of shares of Common Stock associated with each Right (initially, one). Notwithstanding any of the foregoing, following the occur-rence of any of the events set forth in this paragraph (the "Flip-in Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable fol-lowing the occurrence of any of the Flip-in Events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

                    In the event that following the Stock Acquisi-tion Date, (i) the Company engages in a merger or business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to two times the Exercise Price of the Right.

                    The Purchase Price payable, and the number of Units of Special Stock or other securities or property issuable upon exercise of the Rights are subject to ad-justment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combina-tion or reclassification of, the Special Stock, (ii) if holders of the Special Stock are granted certain rights or warrants to subscribe for Special Stock or convertible securities at less than the current market price of the Special Stock, or (iii) upon the distribution to holders of the Special Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                    With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjust-ments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Special Stock on the last trading date prior to the date of exercise.

                    At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will termi-nate and the only right of a holder of a Right will be to receive the $0.01 redemption price.

                    Until a Right is exercised, the holder thereof, in such capacity, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstanc-es, recognize taxable income in the event that the Rights become exercisable for Common Stock of the Company (or other consideration) as set forth above.

                    Other than those provisions relating to the principal economic terms of the Rights, any of the provi-sions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

                    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Board of Directors to negotiate with a potential acquiror on behalf of all of the stockholders.

                    The Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit B the Form of Rights Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

          CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

                    Certain of the provisions of the Restated Cer-tificate of Incorporation and By-Laws of the Company, each as amended to date, may have the effect of delaying or deferring a change in control of the Company. These provisions operate with respect to extraordinary corporate transactions such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Company's assets, and liquidation, and certain of the provisions operate with respect to other transactions, as well. These provisions include (i) a classified board,
          (ii) restrictions on the rights of stockholders to remove directors, (iii) prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting, (iv) a "fair price" provision for business combinations, (v) requirements for advance notice of stockholder nominations to the Board of Directors and business to be conducted at annual meetings and (vi) restrictions on the ability to amend certain provisions of the Restated Certificate of Incorporation and By-Laws.

          CLASSIFIED BOARD The Restated Certificate of Incorpo-ration calls for three classes of directors, each class serving three-year terms and being of as equal size as possible. Only one class of directors is to be elected each year.

          REMOVAL OF DIRECTORS/VACANCIES The Restated Certificate of Incorporation provides that a director may be removed from office only for cause, and only upon the vote of the holders of at least 80% of the voting power of the out-standing shares of Common Stock of the Company entitled to vote generally in the election of directors. Vacancies in the Board of Directors and newly created directorships may be filled only by a majority of directors then in office or by a sole remaining director.

          "FAIR PRICE" PROVISION The Restated Certificate of Incor-poration requires certain Business Combinations (as de-fined therein) with Related Persons (as defined below) or affiliates thereof be approved by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting
          Stock"), voting together as a single class.   Such approv-
          al is not required if either (i) the Business Combination has been approved by a majority of the Continuing Direc-tors (as defined below) or (ii) certain price requirements designed to ensure that the Company's stockholders receive a "fair price" for their Common Stock are satisfied. A "Related Person" is any person who or which, together with its affiliates and associates, is the beneficial owner of 20% or more of the outstanding Voting Stock and any affil-
          iate or associate of such person.   A "Continuing Direc-
          tor" means any member of the Board of Directors who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any suc-cessor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

          LIMITATIONS ON STOCKHOLDER MEETINGS The Restated Certifi-cate of Incorporation also provides that any action re-quired or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and prohibits stockholders' action by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the Company's By-Laws provide that special meetings of stockholders may be called only by the president of the Company or at the direction of the Board of Directors pursuant to a resolu-tion adopted by a majority of the directors then in of-fice.

          ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stock-holders. In general, notice of intent to nominate a director or raise business at such meetings must be re-ceived by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain specified infor-mation concerning the person to be nominated or the mat-ters to be brought before the meeting and concerning the stockholder submitting the proposal.

          AMENDMENTS The Company's Restated Certificate of Incor-poration and By-Laws require the approval of the holders of at least 80% of the Common Stock to amend certain provisions thereof, unless approved by a vote of two-thirds of the directors, then in office. Such provisions include those discussed above, other than those relating to advance notice for stockholder business and nominations
          to the Board.   These requirements will prevent a stock-
          holder with less than the specified number of shares of Common Stock from avoiding the requirements of the provi-sions discussed above by simply repealing such provisions.

                    The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date, incorporated herein by reference as Exhibits 2 and 3, respectively.

          ITEM 2.   EXHIBITS.

                     1     Rights Agreement, dated as of January 12,
          1996, between the Company and the Rights Agent, which in-cludes as Exhibit B thereto the Form of Rights Certifi-cate.

                    2(a) Restated Certificate of Incorporation dated April 6, 1984 (incorporated by reference to Exhibit 3(a) of the Company's Form 10-K for fiscal year ended
          August 31, 1990).

                    2(b) Certificate of Amendment of Certificate of Incorporation dated December 12, 1985.

                    2(c) Certificate of Amendment of Certificate of Incorporation dated January 9, 1987 (incorporated by reference to Exhibit 3(b) of the Company's Form 10-K for fiscal year ended August 31, 1994).

                    2(d) Certificate of Amendment of Certificate of Incorporation dated December 10, 1987 (incorporated by reference to Exhibit 3(c) of the Company's Form 10-K for fiscal year ended August 31, 1991).

                    2(e) Certificate of Amendment of Certificate of Incorporation dated December 6, 1990 (incorporated by reference to Exhibit 3(d) of the Company's Form 10-K for fiscal year ended August 31, 1991).

                    2(f) Certificate of Amendment of Certificate of Incorporation dated December 9, 1993.

                    3(a) By-Laws dated December 8, 1983 (incorpo-rated by reference to Exhibit 3(c) of the Company's Form 10-K for fiscal year ended August 31, 1990).

                    3(b) Amendment to the By-Laws dated October 20, 1986 (incorporated by reference to Exhibit 3(f) of the Company's Form 10-K for fiscal year ended August 31, 1991).

                    3(c) Amendment to the By-Laws dated January 11, 1996 (incorporated by reference to Exhibit 3.3 of the Company's Current Report on Form 8-K dated January 15,
          1996).

                                   SIGNATURE

                    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   A. SCHULMAN, INC.

                                   By: /s/ ROBERT A. STEFANKO

                                   Name:  Robert A. Stefanko
                                   Title: Chairman of the Board and
                                             Chief Financial Officer

          Date:  January 15, 1996


                                  EXHIBIT INDEX

             Exhibit     Description                         Page

                  1      Rights Agreement, dated as of Jan-
                         uary 12, 1996, between the Company
                         and the Rights Agent, which in-
                         cludes as Exhibit B thereto the
                         Form of Rights Certificate.

                2(a)     Restated Certificate of Incorpora-
                         tion dated April 6, 1984 (incorpo-
                         rated by reference to Exhibit 3(a)
                         of the Company's Form 10-K for
                         fiscal year ended August 31,
                         1990).

                2(b)     Certificate of Amendment of Cer-
                         tificate of Incorporation dated
                         December 12, 1985.

                2(c)     Certificate of Amendment of Cer-
                         tificate of Incorporation dated
                         January 9, 1987  (incorporated by
                         reference to Exhibit  3(b) of the
                         Company's Form 10-K for fiscal
                         year ended August 31, 1994).

                2(d)     Certificate of Amendment of Cer-
                         tificate of Incorporation dated
                         December 10, 1987 (incorporated by
                         reference to Exhibit 3(c) of the
                         Company's Form 10-K for fiscal
                         year ended August 31, 1991).

                2(e)     Certificate of Amendment of Cer-
                         tificate of Incorporation dated
                         December 6, 1990 (incorporated by
                         reference to Exhibit 3(d) of the
                         Company's Form 10-K for fiscal
                         year ended August 31, 1991).

                2(f)     Certificate of Amendment of Cer-
                         tificate of Incorporation dated
                         December 9, 1993.

                3(a)     By-Laws dated December 8, 1983
                         (incorporated by reference to Ex-
                         hibit 3(c) of the Company's Form
                         10-K for fiscal year ended August
                         31, 1990).

                3(b)     Amendment to the By-Laws dated
                         October 20, 1986 (incorporated by
                         reference to Exhibit 3(f) of the
                         Company's Form 10-K for fiscal
                         year ended August 31, 1991).

                3(c)     Amendment to the By-Laws dated
                         January 11, 1996 (incorporated by
                         reference to Exhibit 3.3 of the
                         Company's Current Report on Form
                         8-K dated January 15, 1996).